Exhibit 5

LUSE GORMAN, PC
ATTORNEYS AT LAW

5335 Wisconsin Avenue, NW, Suite 780
Washington, D.C.  20015

Telephone (202) 274-2000
Facsimile (202) 362-2902
www.luselaw.com

WRITER’S DIRECT DIAL NUMBER
(202) 274-2000

February 14, 2020

The Board of Directors
Northfield Bancorp, Inc.
581 Main Street
Woodbridge, New Jersey 07095

Ladies and Gentlemen:

We have acted as special counsel to Northfield Bancorp, Inc., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), by the Company of 3,936,621 shares of common stock of the Company, par value $0.01 per share (the “Shares”), and the related preparation and filing by the Company with the Securities and Exchange Commission of a Registration Statement on Form S‑4 (the “Registration Statement”).  In rendering the opinion set forth below, we do not express any opinion concerning law other than the federal law of the United States and the corporate law of the State of Delaware. We have not passed upon and do not purport to pass upon the application of securities or “blue-sky” laws of any jurisdiction.

We have examined originals or copies, certified or otherwise identified, of such documents, corporate records and other instruments, and have examined such matters of law, as we have deemed necessary or advisable for purposes of rendering the opinion set forth below.  As to matters of fact, we have examined and relied upon the representations of the Company contained in the Registration Statement and, where we have deemed appropriate, representations or certificates of officers of the Company or of public officials.  We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents submitted to us as copies.  In making our examination of any documents, we have assumed that all parties other than the Company had the corporate power and authority to enter into and perform all obligations thereunder, and, as to such other parties, we have also assumed the due authorization by all requisite action, the due execution and delivery of such documents and the validity and binding effect and enforceability thereof.

Based on and subject to the foregoing, we are of the opinion that the Shares are duly authorized and, when issued as contemplated in the Registration Statement and the Agreement and Plan of Merger, dated as of December 23, 2019, by and between the Company and VSB Bancorp, Inc., will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the Proxy Statement/Prospectus, which is part of such Registration Statement.  By giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Luse Gorman, PC

LUSE GORMAN, PC